Exhibit 1.2

AMENDMENT TO RENEWED RIGHTS AGREEMENT

THIS AMENDMENT TO RENEWED RIGHTS AGREEMENT (this “Amendment”), dated as of June 11, 2013, is between Hospitality Properties Trust, a Maryland real estate investment trust (the “Company”), and Wells Fargo Bank, National Association (the “Rights Agent”).

WITNESSETH:

WHEREAS, the Company and the Rights Agent are party to the Renewed Rights Agreement , dated as of May 15, 2007 (the “Original Agreement”); and

WHEREAS, the Company now wishes to amend the Original Agreement as set forth herein;

NOW THEREFORE, in consideration of the mutual agreements set forth in the Original Agreement and this Amendment other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, do hereby agree as follows:

1.                                      The definition of “Final Expiration Date” under Section 1 of the Original Agreement is hereby amended to replace “May 15, 2017” with “December 31, 2013.”

2.                                      The form of Rights Certificate attached as Exhibit A to the Original Agreement is hereby amended to replace the phrase “May 15, 2017” therein with “December 31, 2013” in all places where such date originally appears.

3.                                      Upon the expiration of the Rights in accordance with the terms of the Original Agreement, as amended hereby (the “Amended Agreement”), the Amended Agreement shall be terminated and of no further force or effect whatsoever without any further action on the part of the Company or the Rights Agent.

4.                                      The Company and the Rights Agent hereby waive any notice requirements under the Original Agreement pertaining to this Amendment or any of the matters covered by this Amendment.

5.                                      Capitalized terms used herein but not defined shall have the meanings given to them in the Original Agreement.

6.                                      Except as amended pursuant to this Amendment, the Original Agreement shall remain in force and effect in accordance with its terms.

7.                                      This Amendment shall be deemed to be a contract made under the laws of the State of Maryland and shall for all purposes be governed by and construed in accordance with the laws of the State of Maryland applicable to contracts made and to be performed entirely within the State of Maryland, including its principles of conflicts of law.  The rights and duties of the Rights Agent hereunder shall be governed by the laws of the State of Maryland, including its principles of conflicts of law.

8.                                      This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.  A facsimile or .pdf signature delivered electronically shall constitute an original signature for all purposes.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties to this Amendment have caused this Amendment to be duly executed, all as of the day and year first above written.

ATTEST:		HOSPITALITY PROPERTIES TRUST

/s/ John G.Murray		By:	/s/ Mark L. Kleifges
Name:	John G.Murray	Name:	Mark L. Kleifges
Title:	President	Title:	Treasurer and Chief Financial Officer

ATTEST:		WELLS FARGO BANK, NATIONAL ASSOCIATION

/s/ Peggy Sime		By:	/s/ Mark Henning
Name:	Peggy Sime	Name:	Mark Henning
Title:	Vice President	Title:	Vice President

[Signature Page to Amendment to Renewed Rights Agreement]